Exhibit P
                                                                     ---------

                    Governance Cost Distribution Exercise

                               Explanatory Note


The table has been prepared to illustrate the impact of the use by GPUS of a new allocation formula (the direct payroll cost ratio formula), which GPUS proposes to adopt. The table uses 1998 budgeted charges for those services of GPUS which will form the "Corporate Division" and which are not directly allocated to a GPU System company.

Factors 3 and 5 represent the multiple factor formula which is currently in use by GPUS, as described in the Application. Factors 6 and 7 (which are the new factors), represent the direct payroll cost ratio formula factors. As illustrated in the table, the adoption of this new formula will result in GPU and its non-utility subsidiaries bearing a greater share of charges than was the case previously.




                    Governance Cost Distribution Exercise

                          Using Budget 1998 Dollars


                                                     Jersey
                  GPU Inc.  GPU Intl  GPU Nuclear   Central      Met Ed      Penelec   GPU Genco   Total

  Proposed
  Method


    Factor 3             -          -          -      399,117     213,948     248,587          -     861,652

    Factor 5             -          -    496,272    1,882,561   1,293,121   1,461,956    260,927   5,394,837

    Factor 6             -     25,911     24,026      111,601      62,558      74,060     21,342     319,498

    Factor 7     3,287,420  1,488,970  1,380,760    6,410,361   3,592,572   4,256,982  1,224,937  21,642,003
                  --------    -------  ---------   ----------   ---------   ---------  ---------  ----------

      Total
                 3,287,420  1,514,881  1,901,058    8,803,640   5,162,200   6,041,584  1,507,206  28,217,990
                 =========  =========  =========  ===========  ========== ===========  =========  ==========

  Current Method
    3/5 Factor
                        -         _-  2,223,481   11,499,843    6,245,491   7,070,757  1,178,418   28,217,990
                  --------    -------  ---------   ----------   ---------   ---------  ---------  ----------
      Total
                         -          -  2,223,481   11,499,843   6,245,491   7,070,757  1,178,418  28,217,990
                 =========    =======  =========  ===========  ==========  ==========  =========  ==========



  Variance       3,287,420  1,514,881   (322,423)  (2,696,203) (1,083,291) (1,029,172)   328,788           -
                 =========  =========  =========  ===========  ========== ===========  ========= ==========
